Exhibit 16.1

May 26, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

        We have read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Changes in Independent Auditors" in Form S-1 of Neff Corp. filed simultaneously herewith and have the following comments:

          1.     We agree with the statements made in the first three paragraphs and seventh and eighth paragraphs of Change in Independent Auditors.

          2.     We have no basis on which to agree or disagree with the statements made in the fourth, fifth and sixth paragraphs of Change in Independent Auditors.

        Yours truly,

        /s/ Deloitte & Touche LLP